UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 4, 2023

ROYAL CARIBBEAN CRUISES LTD.
(Exact Name of Registrant as Specified in Charter)

Republic of Liberia
(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645
(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 305-539-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RCL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 4, 2023, Royal Caribbean Cruises Ltd. (the “Company,” “our” and “we”) entered into amendments (collectively, the “Amendments”) to our unsecured revolving credit facilities, each due April 2025 (collectively, the “Revolving Credit Facilities”).

The Amendments, among other things:

•	increase our aggregate revolving credit commitments from $2.3 billion to $3.536 billion;

•	extend the maturity date or termination date for $1.575 billion of the aggregate commitments to October 2026;

•	extend the maturity date or termination date for $1.575 billion of the aggregate commitments to October 2028;

•	maintain the maturity date or termination date for the remaining $242 million and $145 million of commitments at April 2025 and April 2024, respectively; and

•	reduce pricing.

The Amendments also provide us with the ability to increase from time to time the aggregate capacity of the facilities to an amount (including all existing advances and commitments under the Revolving Credit Facilities) up to $5 billion under certain conditions, including the receipt of additional or increased lender commitments.

The amended Revolving Credit Facilities contain conditions, covenants, representations and warranties and events of default (with customary grace periods, as applicable) substantially similar to the conditions, covenants, representations and warranties and events of default that existed prior to their respective Amendment, including financial covenants that require us to, among other things, maintain a fixed charge coverage ratio as well as limit our net debt-to-capital ratio.

Certain of the lenders participating in the amended Revolving Credit Facilities, and affiliates of those parties, provide banking, investment banking and other financial services to us from time to time for which they have received, and will in the future receive, customary fees.

The foregoing description of the provisions of the Amendments is summary in nature and is qualified in its entirety by reference to the full and complete terms of the Amendments, which are filed herewith as Exhibit 10.1 and Exhibit 10.2.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

In connection with the Amendments, on October 4, 2023, the Company repaid in full the $501.6 million outstanding principal balance under its unsecured term loan agreement due October 2024 with Bank of America, N.A., as administrative agent.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits

Exhibit 10.1-	Amended and Restated Credit Agreement, dated October 4, 2023, by and among the Company, the various financial institutions as are or shall be parties thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lender parties (and as successor to The Bank of Nova Scotia).

Exhibit 10.2-	Amended and Restated Credit Agreement, dated October 4, 2023, by and among the Company, the various financial institutions as are or shall be parties thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lender parties (and as successor to Nordea Bank ABP, New York Branch)

Exhibit 104 -	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date: October 11, 2023	By:	/s/ Naftali Holtz
	Name:	Naftali Holtz
	Title:	Chief Financial Officer